Comdisco, Inc. and Subsidiaries                                    Exhibit 12.00
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)

                                          Three months ended
                                             December 31,       For the years ended September 30,
                                          ------------------    ---------------------------------
                                               1998   1997      1998   1997   1996   1995   1994
                                               ----   ----      ----   ----   ----   ----   ----
Fixed charges
  Interest expense 1 .......................   $ 85   $ 82      $329   $301   $267   $278   $266

  Approximate portion of
    rental expense representative
    of an interest factor ..................      1      1         5      4      7     11     13
                                               ----   ----      ----   ----   ----   ----   ----

  Fixed charges ............................     86     83       334    305    274    289    279

Earnings from continuing operations
  before income taxes and
  extraordinary item, and cumulative
   effect of change in accounting principle,
   net of preferred stock dividends ........     60     54       238    203    176    160     80
                                               ----   ----      ----   ----   ----   ----   ----

Earnings from continuing  operations
  before income taxes, extraordinary item,
  cumulative effect of change
  in accounting principle, net of
  preferred stock dividend .................   $146   $137      $572   $508   $450   $449   $359
                                               ====   ====      ====   ====   ====   ====   ====

Ratio of earnings to fixed charges .........   1.70   1.65      1.71   1.67   1.64   1.55   1.29
                                               ====   ====      ====   ====   ====   ====   ====

Rental expense:
  Equipment subleases ......................   $  1   $  2      $  5   $  6   $ 14   $ 22   $ 30
  Office space, furniture, etc .............      3      2         9      7      8     10      8
                                               ----   ----      ----   ----   ----   ----   ----

     Total .................................   $  4   $  4      $ 14   $ 13   $ 22   $ 32   $ 38
                                               ====   ====      ====   ====   ====   ====   ====

     1/3 of rental expense .................   $  1   $  1      $  5   $  4   $  7   $ 11   $ 13
                                               ====   ====      ====   ====   ====   ====   ====

<F1> Includes interest expense incurred by technology  services  and included in technology services expenses on the statements of earnings.